                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-45908


Prospectus Supplement
(To Prospectus Dated October 2, 2000)


                                  $600,000,000



                               GLOBAL MARINE INC.

              Zero Coupon Convertible Debentures Due June 23, 2020

                         -----------------------------

     This document supplements the prospectus dated October 2, 2000, relating to the debentures and the shares of common stock originally issuable upon conversion of the debentures. The information in this prospectus supplement replaces and supersedes the information set forth under the heading "Selling Security Holders" in the prospectus dated October 2, 2000 and in all prior prospectus supplements to that prospectus.

     As disclosed in Global Marine's current report on Form 8-K filed November 20, 2001, on November 20, 2001, Santa Fe International Corporation and Global Marine consummated a business combination with the merger (the "Merger") of an indirect wholly-owned subsidiary of Santa Fe International with and into Global Marine, with Global Marine surviving the Merger as an indirect wholly-owned subsidiary of Santa Fe International. In connection with the Merger, Santa Fe International was renamed GlobalSantaFe Corporation. As a result of the Merger, the debentures are convertible into ordinary shares, par value $0.01 per share, of GlobalSantaFe Corporation stock at the rate of 8.125103 GlobalSantaFe ordinary shares per $1,000 principal amount at maturity of debentures.

     GlobalSantaFe's ordinary shares are listed on the New York Stock Exchange under the symbol "GSF." The last reported sales price for GlobalSantaFe's ordinary shares on the New York Stock Exchange on May 9, 2002, was $34.26.
The debentures trade on the PORTAL(SM) market. Global Marine's common stock is no longer listed on a national securities exchange. This prospectus supplement does not register the resale of GlobalSantaFe's ordinary shares.

     INVESTING IN THE DEBENTURES INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 8 OF THE PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this Prospectus Supplement is May 10, 2002.

                              SELLING SECURITY HOLDERS

     We originally issued the debentures in a private placement. The debentures were resold by the initial purchaser to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S, in each case in transactions exempt from registration under the Securities Act. The debentures that may be offered under the prospectus will be offered by the selling securityholders, which includes their transferees, pledgees or donees or their successors. The following table sets forth certain information concerning the principal amount at maturity of debentures beneficially owned by each selling securityholder that may be offered from time to time pursuant to the prospectus, as supplemented.

     The table below has been prepared based solely upon the information furnished to us by the selling securityholders named therein. Information concerning the selling securityholders may change from time to time and, if necessary, we will further supplement the prospectus accordingly.

     The selling securityholders listed below may offer and sell, transfer or otherwise dispose, from time to time, some or all of their debentures. No offer or sale, transfer or other disposition under this prospectus may be made by a holder of the debentures unless that holder is listed in the table below or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. However, a selling securityholder may offer and sell, transfer or otherwise dispose of some or all of its debentures in transactions exempt from the registration requirements of the Securities Act without notifying us. As a result, the same restricted debentures may be included in the table below as being held by more than one holder, and the total amount of the debentures listed in the column titled "Principal Amount at Maturity of Debentures Beneficially Owned That May be Sold" may represent an amount of debentures in excess of the $600,000,000 we issued. However, the total principal amount at maturity of debentures that may be sold hereunder will not exceed the $600,000,000 we issued. Further, we cannot give an estimate as to the amount of the debentures that will be held by the selling securityholders upon the termination of this offering because the selling securityholders may offer some or all of their debentures pursuant to the offering contemplated by the prospectus or otherwise in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution" in the prospectus.

                                                  PRINCIPAL AMOUNT
                                                   AT MATURITY OF       PERCENTAGE
                                                     DEBENTURES             OF
                                                 BENEFICIALLY OWNED     DEBENTURES
                     NAME                         THAT MAY BE SOLD     OUTSTANDING
                    -----                        -------------------   -----------
Argent Classic Convertible Arbitrage Fund
  (Bermuda) L.P................................            2,000,000            *
Argent Convertible Arbitrage Fund Ltd..........         $ 10,000,000           1.67%
Aristeia International, Ltd....................            9,760,000           1.63%
Aristeia Trading, L.P..........................            6,240,000           1.04%
Bank Austria Cayman Island, Ltd................            6,400,000           1.07%
Bear, Stearns & Co. Inc........................           16,375,000           2.73%
Black Diamond Offshore, Ltd....................            2,158,000            *
Chrysler Corporation Master Retirement Trust...            1,500,000            *
Clinton Riverside Convertible Portfolio
  Limited......................................            5,000,000            *
Credit Suisse First Boston Corporation(1)......           17,613,000           2.94%
Deephaven Domestic Convertible Trading Ltd.....           20,000,000           3.33%
Delta Airlines Master Trust (c/o Oaktree
  Capital Management LLC)......................              535,000            *
Deutsche Banc Alex Brown Inc...................           31,428,000           5.24%
Deutsche Bank Securities Inc...................            4,772,000            *
Double Black Diamond Offshore,  LDC............            7,453,000           1.24%
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund(2)......            5,000,000            *
Gaia Offshore Master Fund Ltd..................           10,000,000           1.67%
General Motors Welfare Benefit Trust
  (ST- Veba)...................................            5,000,000            *
Global Bermuda Limited Partnership.............            3,500,000            *
Goldman, Sachs and Company.....................            9,750,000           1.63%
Granville Capital Corporation (3)..............           18,000,000           3.00%
Highbridge International LLC...................           69,500,000          11.58%
J.P. Morgan Securities, Inc....................           11,500,000           1.92%
KBC Caymans....................................           10,000,000           1.67%
KBC Financial Products USA.....................           28,000,000           4.67%

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

                                                  PRINCIPAL AMOUNT
                                                   AT MATURITY OF       PERCENTAGE
                                                     DEBENTURES             OF
                                                 BENEFICIALLY OWNED     DEBENTURES
                     NAME                         THAT MAY BE SOLD     OUTSTANDING
                    -----                        -------------------   -----------
Kentfield Trading Ltd..........................           13,300,000           2.22%
Lakeshore International Ltd....................            8,500,000           1.42%
Lutheran Brotherhood...........................            3,500,000            *
Lydian Overseas Partners Master Fund...........           41,000,000           6.83%
Mainstay Convertible Fund......................            5,000,000            *
McMahan Securities Co. L.P.....................            1,500,000            *
Merrill Lynch International Limited(4).........            5,000,000            *
Merrill Lynch, Pierce, Fenner &
  Smith, Inc.(5)...............................            1,514,000            *
Motion Picture Industry Health Plan-
  Active Member Trust..........................              175,000            *
Motion Picture Industry Health Plan-Retiree
   Member Trust................................               85,000            *
Museum of Fine Arts, Boston....................              137,000            *
Nomura International PLC.......................           10,000,000           1.67%
OCM Convertible Trust..........................              625,000            *
Onyx Fund Holdings, LDC........................           30,000,000           5.00%
OZ Master Fund, Ltd............................           31,500,000           5.25%
Parker-Hannifin Corporation....................              236,000            *
Partner Reinsurance Company Ltd................              300,000            *
Peoples Benefit Life Insurance Company
  (Teamsters Separate Account).................           10,000,000           1.67%
Peoples Benefit Life Insurance Company.........           10,000,000           1.67%
ProMutual......................................              504,000            *
Putnam Convertible Income-Growth Trust.........            6,400,000           1.07%
Putnam Convertible Opportunities and Income
  Trust........................................              345,000            *
Putnam Asset Allocation Funds-Balanced
  Portfolio....................................            1,008,000            *
Putnam Asset Allocation Funds-Conservative
  Portfolio....................................              630,000            *
Ramius Capital Group Holdings, Ltd.............            1,600,000            *
Royal Bank of Canada...........................            5,000,000            *
Salomon Smith Barney Inc.......................           10,000,000           1.67%
Spear, Leeds & Kellogg.........................            4,000,000            *
State Employees Retirement Fund of
  the State of Delaware........................              760,000            *
State of Connecticut Combined Investment
  Fund.........................................            1,680,000            *
UBS O'Connor LLC...............................           78,500,000          13.08%
University of Rochester........................              129,000            *
Vanguard Convertible Securities Fund, Inc......            1,840,000            *
Victory Capital Management (as Trustee for
 Parker Key/Convertible).......................              236,000            *
White River Securities L.L.C...................           16,375,000           2.73%
Worldwide Transactions, Ltd....................              389,000            *

______________

      *  Less than 1%.
     (1) Credit Suisse First Boston was an initial purchaser in the offering of the debentures.
     (2) This entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under
         Section 203 of the Investment Advisors Act of 1940, as amended, and provides investment advisory searches to this Fidelity entity, and to other registered companies and to certain other funds which are generally offered to a limited group of investors. The holdings are as of May 31, 2001.
     (3) As reflected in Schedule 13G filed with the SEC on March 6, 1998 by Soros Fund Management LLC, as amended, during the past three years, Stanley F. Drunkenmiller, previously Lead Portfolio Manager of Soros Fund Management, may have been deemed the beneficial owner of 5.24% of the outstanding common stock of Global Marine. Soros Fund Management is the principal investment manager to Quantum Partners LDC (for whose account shares of our common stock have also been held), an affiliate of Granville Capital Corporation. This disclosure is qualified in its entirety by reference to the Schedule 13G filed March 6, 1998, and all other Exchange Act filings of Soros Fund Management.
     (4) Merrill Lynch International Limited may or may not have, from time to time, acted in a financial investment advisory capacity to Global Marine Inc.
     (5) Merrill Lynch, Pierce, Fenner & Smith, Inc. may or may not have, from time to time, acted in a financial investment advisory capacity to Global Marine Inc.

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